Exhibit 10.6

Execution Version

AMENDMENT NO. 2

TO

INVESTMENT AGREEMENT

This AMENDMENT NO. 2 TO INVESTMENT AGREEMENT (this “Amendment”) is entered into as of August 3, 2026, by and among Resideo Technologies, Inc., a Delaware corporation (the “Company”), CD&R Channel Holdings, L.P., a Cayman Islands exempted limited partnership (the “Purchaser”), CD&R Channel Holdings II, L.P., a Cayman Islands exempted limited partnership (“CD&R II”), and, solely for purposes of Section 4.10 of the Investment Agreement, Clayton, Dubilier & Rice Fund XII, L.P., a Cayman Islands exempted limited partnership (the “CD&R Fund”). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement (as such term is defined below).

WHEREAS, the Company, the Purchaser and the CD&R Fund, solely for purposes of Section 4.10 thereof, entered into that certain Investment Agreement, dated as of April 14, 2024, as amended by that certain Amendment No. 1 to the Investment Agreement entered into as of June 14, 2024 (as further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Investment Agreement”);

WHEREAS, on the date hereof, pursuant to that certain Separation and Distribution Agreement, dated as of July 31, 2026 (the “Separation Agreement”), by and between the Company and ADI Global Distribution Inc., a Delaware corporation (“ADI”), the Company is spinning off its ADI Global Distribution business (the “Spin-Off”);

WHEREAS, pursuant to Section 6.2 of the Investment Agreement, no amendment of any provision of the Investment Agreement shall be valid unless the same shall be in writing and signed by the parties thereto;

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, CD&R II is hereby agreeing to become a party to, and be bound by the applicable terms of, the Investment Agreement in its own capacity as a party to the Investment Agreement and as a “Purchaser Party” thereunder and the Company hereby consents to CD&R II becoming party to the Investment Agreement in such capacities, in each case upon effectiveness of this Amendment; and

WHEREAS, in connection with the consummation of the Spin-Off, the parties hereto desire to amend the Investment Agreement, on the terms set forth herein, including by adding CD&R II as a party to the Investment Agreement as described above.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments.

a.	Section 4.3 of the Investment Agreement is hereby amended and restated in its entirety as follows:

“Section 4.3 Confidentiality. Each party to this Agreement will hold, and will cause its respective Affiliates and their respective directors, managers, officers, employees, agents, auditors, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of Law or the applicable requirements of any Governmental Entity or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure to the extent lawful), and shall not use (other than for purposes of monitoring its investment in the Company or enforcing its rights under this Agreement and the other Transaction Documents to which it is a party), all non-public records, books, contracts, instruments, computer data and other data and information concerning the other parties hereto or their respective Subsidiaries furnished to it by or on behalf of such other party or its representatives pursuant to this Agreement or otherwise in connection with the investment in the Company contemplated by or referenced in this Agreement (except to the extent that such information can be reasonably demonstrated to have been or be (a) previously known by such party from other sources, provided that such source was not known by such party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party, (b) in the public domain through no violation of this Section 4.3 by such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and no party hereto shall, and shall cause their respective Affiliates and their respective directors, managers, officers, employees, agents, auditors, consultants and advisors not to, release or disclose such information to any other Person, except its directors, managers, officers, employees, agents, auditors, consultants and advisors to the extent the disclosure thereto is reasonable in connection with the transactions contemplated hereby or for purposes of monitoring its investment in the Company or enforcing its rights under this Agreement and the other Transaction Documents to which it is a party. Each party shall be responsible for any breach of this Section 4.3 by any Affiliate thereof or any of their respective directors, managers, officers, employees, agents, auditors, consultants and advisors.

b.	Clauses (a) and (b) of Section 4.7 of the Investment Agreement are hereby amended and restated in their entirety as follows:

“(a) Each of the Purchaser and CD&R II hereby agrees that, except as set forth in the remaining provisions of this Section 4.7, from the consummation of the Spin-Off (if and only if the Spin-Off occurs) until August 3, 2028 (the “Lock-Up Period”), the Purchaser Parties shall not, directly or indirectly, in any single transaction or series of related transactions: (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to (A) any of the Purchased Shares (or any shares of Preferred Stock issued as dividends on the Purchased Shares) or any shares of Common Stock received upon conversion thereof, (B) any shares of Common Stock owned by the Purchaser Parties as of immediately following the consummation of the Spin-Off, or (C) any shares of capital stock received in exchange for or as a distribution on or with respect to such Purchased Shares or shares of Preferred Stock or Common Stock (such shares referred to in clauses (A)-(C), but excluding any shares of capital stock of ADI, collectively, the “Lock-Up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, or voting rights in respect of, any of the Lock-Up Shares, for cash or otherwise, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (collectively, the transfers or other actions referred to in clauses (a), (b) and (c) above, a “Transfer”); provided that any request or demand to file, or the filing of, a registration statement or a prospectus supplement or any amendments thereto in accordance with the Registration Rights Agreement shall not violate the restrictions set forth in clauses (a), (b) and (c) of this sentence. Each of Purchaser and CD&R II hereby authorizes the Company during the Lock-Up Period to cause its transfer agent for the Lock-Up Shares to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Lock-Up Shares for which the Purchaser, CD&R II (or any other Purchaser Party) is the record or beneficial holder with respect to any Transfer of Lock-Up Shares during the Lock-Up Period that is prohibited in accordance with this Section 4.7. Each of the Purchaser and CD&R II hereby agrees that (other than in the case of a Transfer pursuant to clauses (i), (ii), (iii) or (iv) of the following sentence or, in the case of a Transfer pursuant to clauses (v) or (vi) of the following sentence, if such Transfer is to one or more Purchaser Parties) the Purchaser Parties shall not Transfer the Purchased Shares (or any shares of Preferred Stock issued as dividends on the Purchased Shares) unless such shares are converted into Common Stock in connection with such Transfer; provided, that the Purchaser Parties shall be permitted to Transfer the Purchased Shares (and any shares of Preferred Stock issued as dividends on the Purchased Shares) without converting such shares into Common Stock if the Common Stock ceases to be listed or quoted on the NYSE or another U.S. national securities exchange or automated inter-dealer quotation system. Notwithstanding the foregoing provisions of this Section 4.7(a) (but without limiting the limitations on Transferring Preferred Stock pursuant to the foregoing sentence), any Purchaser Party may Transfer the Lock-Up Shares (i) to another Purchaser Party, but only if (x) such other Purchaser Party agrees in writing for the benefit of the Company (in form and substance reasonably satisfactory to the Company) to be bound by the terms of this Agreement and if the transferee and the transferor agree for the express benefit of the Company that the transferee shall Transfer the Lock-Up Shares so Transferred back to the transferor at or before such time as the transferee ceases to be a Purchaser Party, and (y) either (1) such transferee is an entity that is treated for U.S. federal income tax purposes as disregarded as separate from the transferring Purchaser Party (or the transferring Purchaser Party is an entity that is treated for U.S. federal income tax purposes as disregarded as separate from the transferee or disregarded as separate from the same entity as the transferee) or (2) the Transfer does not result in the recognition of more than an insubstantial amount of gain or loss for U.S. federal income tax purposes with respect to the Transferred Lock-Up Shares, which gain or loss shall in no event exceed 5% of the fair market value of the Lock-Up Shares subject to the Transfer; (ii) to the Company (including by way of surrender, exchange or repurchase) or any Company Subsidiary; (iii) pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or any change of control transaction involving the Company or any Company Subsidiary, in each case of this clause (iii), approved by the Company Board or any liquidation, dissolution or winding up of the Company; (iv) pursuant to a pledge in respect of a Permitted Loan (A) that qualifies as an Existing Permitted Loan, (B) where either (1) a CD&R Affiliate provides a guaranty from a creditworthy entity to the maker(s) of the Permitted Loan in respect of all obligations under such Permitted Loan or (2) the Purchaser provides a written representation to the Company prior to the making of such Permitted Loan to the effect that it reasonably believes, as of the date of the incurrence of such Permitted Loan, that such Permitted Loan is unlikely to be repaid through a Transfer of Lock-Up Shares to the applicable lender(s) thereof, in each case, where such Permitted Loan otherwise satisfies the requirements of Section 4.7(d), including that such Permitted Loan is not a Margin Loan, or (C) that is incurred after the date hereof in connection with an acquisition of shares of capital stock from the Company in a primary issuance and otherwise satisfies the requirements of Section 4.7(d), including such Permitted Loan is not a Margin Loan and, in any such case of clause of this clause (iv), shall include (I) a Transfer to the lender of a Permitted Loan in connection with a foreclosure of such pledge, and (II) any pledge entered into in connection with a refinancing of a Permitted Loan described in such clause (so long as such refinancing loan complies with the terms of such clause) and a Transfer to the lender thereof in connection with a foreclosure of such a pledge, in each case, in accordance with terms of this Agreement; (v) subject to compliance with Section 4.7(b) and the third sentence of this Section 4.7(a), to any Person so long as the applicable Purchaser Party effecting the Transfer pursuant to this clause (v) concurrently Transfers a proportionate amount of the ADI Common Stock owned by such Purchaser Party (if Common Stock is being Transferred by such Purchaser Party) or ADI Preferred Stock (if Preferred Stock is being Transferred by such Purchaser Party) (e.g., if a Purchaser Party proposes to Transfer 5% of the shares of Common Stock held by such Purchaser Party, it must concurrently transfer 5% of the shares of ADI Common Stock held by such Purchaser Party); and/or (vi) for any Transfer (including to another Purchaser Party if clause (y) of clause (i) of this sentence is not otherwise satisfied) being entered into or consummated after October 3, 2027, if a Purchaser Party causes an Unqualified Tax Opinion to be provided to the Company prior to such Transfer, it being understood that no Transfers shall be permitted pursuant to this clause (vi) prior to October 3, 2027. The term “concurrently” in clause (v) requires that the dispositions occur within thirty (30) calendar days of each other as part of the same integrated plan. The Company shall, at the sole cost and expense of the Purchaser Parties, reasonably cooperate with Purchaser Parties, and shall provide any information reasonably necessary in connection with obtaining any such Unqualified Tax Opinion. Notwithstanding anything to the contrary stated herein or in the Certificate of Designations, without limiting the rights of any Purchaser Party to Transfer the Lock-Up Shares prior to expiration or termination of the Lock-Up Period in accordance with this paragraph and notwithstanding any such Transfer, for all purposes hereof and the Certificate of Designations, the Lock-Up Period shall not be deemed to have terminated or expired until August 3, 2028 unless consented to in writing by the Company, the CD&R Shareholder and CD&R II; provided that if any Purchaser Party effects a Transfer of a portion of the Purchased Shares held by it pursuant to clause (vi) hereof prior to the expiration of the Lock-Up Period, then solely for purposes of Section 6(a) and Section 10(a) of the Certificate of Designations, the Lock-Up Period in respect of a proportional number of shares of Preferred Stock shall be deemed to have terminated such that the Company may effect an optional conversion pursuant to Section 6(a) or optional redemption pursuant to Section 10(a) of the Certificate of Designations in respect of such proportional amount of shares of Preferred Stock, subject in each case, to the satisfaction of any conditions or terms set forth therein in order to effect any such conversion or redemption (e.g., if a Purchaser Party proposes to Transfer 1,000 shares of Common Stock issued upon conversion of the Preferred Stock held by it pursuant to clause (vi), the Lock-Up Period with respect to a number of shares of Preferred Stock held by the Purchaser Parties equaling 1,000 shares of Common Stock on an as-converted basis (or, if less, all of the remaining Preferred Stock) will be deemed to have terminated solely for the purposes of Section 6(a) and Section 10(a) of the Certificate of Designations). To the extent that any Purchaser Party wishes to Transfer any of the Lock-Up Shares prior to expiration of the Lock-Up Period in reliance on any of the foregoing clauses (i) or (v), the applicable Purchaser Party shall use reasonable efforts to provide written notice to the Company in reasonable detail at least five (5) business days prior to the contemplated Transfer necessary to permit the Company to evaluate the consequences of the applicable Transfer under Section 355 of the Code (and the Purchaser Parties shall thereafter provide such additional information with respect thereto as the Company may reasonably request); provided that, for the avoidance of doubt, in no event shall this sentence provide any consent right to the Company or limit the rights of any Purchaser Party to Transfer the Lock-Up Shares in accordance with this Section 4.7(a) and the Purchaser Party may, without breach of this Agreement, proceed with such Transfer without delay, provided such Transfer is in compliance with Section 4.7.

(b) Without limiting the terms set forth in Section 4.7(a), no Purchaser Party shall at any time (including after the end of the Lock-Up Period), directly or indirectly, without the prior written consent of the majority of the Company Board excluding the Purchaser Designees, in any single transaction or series of related transactions, Transfer any of the Lock-Up Shares or any other shares of capital stock of the Company now owned or hereafter acquired by any Purchaser Party:

(1) other than in accordance with all applicable Laws and the other terms and conditions of this Agreement; or

(2) to any Person that is a Prohibited Transferee, other than any Transfer on the open market in reliance upon Rule 144 of the Securities Act or pursuant to a valid registration statement (including a registration statement filed pursuant to the Registration Rights Agreement).

No Purchaser Party shall be deemed to have breached their obligations under Section 4.7(b)(2) as it relates to Prohibited Transferees with respect to the Transfer of Purchased Shares or any other shares of capital stock of the Company to any Person (including through a Block Sale (as defined in the Registration Rights Agreement)) so long as such Purchaser Party acts in good faith, based on generally available public information and the advice of its legal and financial advisors and after reasonable inquiry, determines that neither such Person nor its Affiliates is a Prohibited Transferee. The reporting by a Person of its ownership of the securities of an issuer on Schedule 13G shall be deemed to establish conclusively that such person is not an Activist Investor with respect to such issuer for purposes of the definition of “Activist Investor”, except to the extent such person subsequently (but prior to such Transfer) files a Schedule 13D with respect to such issuer; provided that any such determination for any Person with respect to one issuer shall not preclude such Person from otherwise being an Activist Investor.”

c.	Clause (d) of Section 4.7 of the Investment Agreement is hereby amended and restated in its entirety as follows:

“(d) Subject to the terms set forth in this Section 4.7(d), after the expiration of the Lock-Up Period (or prior to such expiration, in respect of any Permitted Loan that satisfies the requirements set forth in clause (iv) of Section 4.7(a)) the Purchaser Parties shall be permitted to pledge the Lock-Up Shares in respect of one or more bona fide loans made to the Purchaser Parties by a Person who is not (and whose Affiliates are not) Prohibited Transferees (each, a “Permitted Loan”); provided, that, (i) at least five (5) business days prior to the execution of definitive documentation in respect of any such Permitted Loan and the consummation thereof, the Purchaser Parties shall provide (or have provided in the case of the Existing Permitted Loan) written notice to the Company of the identity of the lender or lenders thereunder and shall provide such other information about the lenders or the loan reasonably requested by the Company to comply with, or monitor compliance with, this Agreement, and (ii) any such Permitted Loan (including the Existing Permitted Loan) shall not be a Margin Loan. Notwithstanding the foregoing or anything to the contrary herein, any Permitted Loan entered into by such Purchaser Party shall only be with (or provided by) one or more commercial banks or financial institutions that are not Prohibited Transferees (such financial institutions or banks excluding any Prohibited Transferee, collectively referred to herein as “lenders”), and no Prohibited Transferee shall be permitted to have any direct or indirect interest in any such Permitted Loan (whether by participation or otherwise) and the definitive documentation in respect of any such Permitted Loan shall provide that any transfer, assignment or participation to any Prohibited Transferee will be void. Nothing contained in this Agreement shall prohibit or otherwise restrict the ability of any lender (or its securities affiliate) or collateral agent to foreclose upon and sell, dispose of or otherwise transfer any Lock-Up Shares pledged to secure the obligations of the borrower following an event of default under a Permitted Loan, provided that no such sale, disposition or other transfer may be made to a Prohibited Transferee. Notwithstanding the foregoing or anything to the contrary herein, in the event that any lender or other creditor with respect to a Permitted Loan (including any agent or trustee on their behalf) or any Affiliate of the foregoing exercises any rights or remedies in respect of the Lock-Up Shares or any other collateral for any Permitted Loan or Transfers or causes the Transfer of any Lock-Up Shares, no lender, creditor, agent, trustee or transferee or Affiliate of any of the foregoing (including any subsequent transferee of any of the foregoing but excluding, for the avoidance of doubt, the Purchaser Parties) shall be entitled to any rights under this Agreement, including under Article IV (except under this Section 4.7(d)) or Article V or any of the board designation rights set forth in the Certificate of Designations (it being understood that such lender shall continue to have the economic rights associated with the ownership of the Lock-Up Shares, including in respect of the Preferred Stock as set forth in the Certificate of Designations (including the right to dividends and priority returns in the event of a liquidation)). In connection with any foreclosure of the Lock-Up Shares, the applicable lender, creditor, agent, trustee or transferee shall execute and deliver to the Company a written agreement pursuant to which it agrees to be bound by this Agreement on terms reasonably acceptable to the Company. Subject to the terms set forth in this and the immediately succeeding sentence, on or after the Closing Date, if requested by a Purchaser Party, at the sole cost and expense of the Purchaser Parties, the Company will use reasonable best efforts to provide such cooperation and assistance as may be reasonably requested in connection with such Purchaser Party obtaining any Permitted Loan, provided that any cooperation and assistance as the Purchaser may reasonably request will not unreasonably disrupt the operation of the Company’s business, which cooperation may include entering into such customary agreements (including an issuer agreement) in forms reasonably acceptable to the Company, and using commercially reasonable efforts to cause any transfer agent to take such actions and enter into such agreements, as are reasonably requested by a Purchaser Party. In connection with any cooperation or assistance contemplated pursuant to the foregoing sentence, neither the Company nor any of its Subsidiaries shall (A) be required to pay any fees, expenses or other amounts in connection with obtaining any Permitted Loan, (B) be required to enter into, or cause any other person to enter into, any agreement or instrument unless it is on terms reasonably acceptable to the Company or (C) have any liability or obligation under any Permitted Loan or any related document or any other agreement or document in connection with any Permitted Loan (except for this Agreement and any agreement entered into by the Company or any such Company Subsidiary in accordance with this Section 4.7). In addition, nothing herein will require the Company or its Subsidiaries to provide (or be deemed to require the Company to prepare) any pro forma financial statements, projections or other prospective or non-public information in connection with any Permitted Loan.”

d.	Clause (1) of Section 4.10 of the Investment Agreement is hereby amended and restated in its entirety as follows:

“(1) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire (except in nonpublic communications that would not reasonably be expected to require the Company, the Purchaser Parties, any of their respective Affiliates or any other Person to make any public announcement or other disclosure with respect thereto, including pursuant to Section 13 of the Exchange Act), by purchase or otherwise, of record or through Beneficial Ownership, directly or indirectly, any Equity Securities, loans or debt securities of the Company or any of its Subsidiaries or direct or indirect rights to acquire any Equity Securities, loans or debt securities of the Company or any of its Subsidiaries, any securities or rights convertible into or exchangeable for any such Equity Securities, loans or debt securities or any options or other derivative securities or contracts or instruments in any way related to the price of Equity Securities, loans or debt securities of the Company or any of its Subsidiaries or substantially all of the assets or property of the Company and its Subsidiaries (but in any case excluding any issuance by the Company or any Company Subsidiary of any of the foregoing (A) to any Purchaser Designee as compensation for their membership on the Company Board (including, for the avoidance of doubt, any such compensation which a CD&R Designee has assigned to any CD&R Shareholder Party) or (B) as a result of a dividend payment on, or the conversion of, the Preferred Stock pursuant to the provisions of the Certificate of Designations); provided, that notwithstanding the foregoing or any other limitation imposed by this Agreement, CD&R Fund, Purchaser Parties and their respective Affiliates shall be permitted to acquire shares of Common Stock in the open market or otherwise so long as, after giving effect to the acquisition thereof, CD&R Fund, Purchaser Parties and their respective Affiliates (excluding, for the avoidance of doubt, William Galvin), in the aggregate, would not Beneficially Own or have economic exposure to greater than 19.9% of the then outstanding Common Stock assuming the conversion into Common Stock of all shares of Preferred Stock held by the CD&R Fund, the Purchaser Parties and their respective Affiliates; provided further that, for the avoidance of doubt, the foregoing limitation shall in no manner limit the Company’s obligation to pay dividends or any other premiums (including redemption premiums) on the Preferred Stock in accordance with the provisions set forth in the Certificate of Designation (and, for purposes of the foregoing calculation, the CD&R Fund, Purchaser Parties and their respective Affiliates’ Beneficial Ownership and economic exposure shall not be impacted by any such premiums or dividends or any compensation assigned from the CD&R Designees described in the foregoing clause (A) to the extent in excess of 19.9%);”

e.	Clauses (9), (22), and (86) of Sections 6.9 of the Investment Agreement are hereby amended and restated in their entirety as follows:

“(9) “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person; provided, that for purposes of this Agreement (i) portfolio companies in which any Person or any of its Affiliates has an investment shall not be deemed an Affiliate of such Person (other than for purposes of Section 3.5, Section 3.6, Section 3.7, Section 3.9 and Section 4.3), (ii) no Company Group Member, and none of the Company’s other controlled Affiliates, will be deemed to be Affiliates of Purchaser, or vice versa, (iii) each Company Subsidiary shall be deemed an Affiliate of the Company and of each other Company Subsidiary; (iv) neither ADI nor any of its Subsidiaries will be deemed to be Affiliates of any Company Group Member, or vice versa; and (v) no Purchaser Party will be deemed an Affiliate of ADI and its Subsidiaries, or vice versa. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

(22) “Certificate of Designations” shall mean the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Participating Preferred Stock, as may be amended, modified or restated from time to time.

(86) “Standstill Period” means the longer of (x) the period beginning on the Closing Date and ending on June 14, 2027, and (y) the period beginning on the Closing Date and ending on the date that is twelve (12) months after the date on which a Purchaser Designee is no longer serving on the Company Board (whether due to resignation or otherwise) and the Purchaser Parties no longer have the right pursuant to the Certificate of Designations to designate any Purchaser Designee to serve on the Company Board; provided that the Standstill Period shall immediately terminate and expire (and the restrictions of Section 4.10 shall cease to apply and shall be of no further force and effect) upon the Company entering into, other than in the case of a spin-off transaction, a definitive written agreement to consummate any merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction that is approved by the Company Board and which results in (i) stockholders of the Company immediately prior to such transaction ceasing to own, directly or indirectly, at least 50.1% voting securities of the Company (or any successor or parent entity thereto) immediately following such transaction, (ii) a majority of the assets of the Company being sold to a Person (other than wholly-owned Subsidiaries of the Company) or (iii) the commencement of a tender offer or exchange offer for at least 50.1% voting securities of the Company (or any successor or parent entity thereto) and the Company Board does not recommend rejection of such exchange or tender within 10 Business Days of the announcement of such tender offer or exchange offer.”

f.	The defined term “Company Competitor” in the Agreement shall be replaced with replaced with the term “Prohibited Party” throughout the Agreement, and the term “Prohibited Party” shall mean, at any time, (a) any Person (other than the Company and its Subsidiaries) that, directly or indirectly (including through its Affiliates), is primarily engaged in the manufacture or development of comfort, energy management, water valve or life safety or security solutions that are designed for installation or implementation in the home or office; provided, that, for purposes of this definition, a Person will be deemed to be primarily engaged in the relevant business if (x) either it derives more than ten percent (10%) of its consolidated revenue or earnings before interest, taxes, depreciation and amortization (“EBITDA”) from such business in the most recently completed fiscal year thereof immediately prior to the relevant date of determination, or (y) the consolidated revenue or EBITDA derived from such business is ten percent (10%) or more of the consolidated revenue or EBITDA of the Company (excluding consolidated revenue or EBITDA of the Company in respect of the ADI Business (as defined in the Separation Agreement) as determined in good faith by the Company), in each case for the mostly recently completed fiscal year of such Person (or business) or the Company, as applicable; provided that, for purposes of determining primary engagement pursuant to this clause (a), the businesses and engagements of any Person shall be considered together with all businesses and engagements of such Person’s direct or indirect Subsidiaries and parent entities and (b) any controlled Affiliate of any such Person in the preceding clause (a).

g.	Section 6.19 is hereby added to the Investment Agreement:

“Section 6.19. Spin-Off Matters. Following the date hereof, if the Company pursues a spin-off transaction, the Company shall, and shall cause its Affiliates to, consult and cooperate in good faith with the Purchaser with respect to any such spinoff transaction and the structuring thereof (including the allocation of assets and liabilities to the company being distributed (the “Spin-Co”) and the Company after giving effect to the distribution of Spin-Co (the “Remain-Co”), and any financing being provided to Spin-Co and Remain-Co in connection with such spin-off transaction), the documentation related thereto and the matters set forth in this Section 6.19, and shall, in connection with any such spin-off transaction that it consummates, (x) allocate the total Accumulated Amount (as defined in the Certificate of Designations) of the Preferred Stock as of immediately prior to the spin-off transaction to the “Accumulated Amount” of the preferred stock issued by Spin-Co (the “Spin-Co Preferred Stock”) and the “Accumulated Amount” of remaining preferred stock of Remain-Co (the “Remain-Co Preferred Stock”), in each case as of immediately after such spin-off transaction, with such allocation based on the relative equity values (as determined by the Company Board in good faith) for Spin-Co and Remain-Co as of immediately after such spin-off transaction, (y) provide that the Spin-Co Preferred Stock and the Remain-Co Preferred Stock will each have the same pro forma, as-converted, ownership (determined on a percentage basis) immediately after such spinoff transaction as the as-converted ownership of Common Stock represented by the Preferred Stock (determined on a percentage basis) immediately prior to such spin-off transaction, and (z) provide that the Spin-Co Preferred Stock issued in such spin-off transaction plus the Remain-Co Preferred Stock that remains outstanding after such spin-off transaction will have an aggregate economic value immediately after such spin-off transaction no less than the economic value of the Preferred Stock immediately prior to such spin-off transaction (excluding, for the avoidance of doubt, any value creation deemed to arise from such spin-off transaction itself). Except as necessary to effectuate the foregoing provisions of this Section 6.19, the documentation related to the Spin-Co Preferred Stock and the Preferred Stock, and the holders’ rights thereto, shall (except as otherwise agreed by the parties thereto) be substantially consistent with the provisions of the Certificate of Designations, this Agreement and the Registration Rights Agreement, in each case as in effect immediately prior to such spin-off transaction.”

h.	After giving effect to the amendments contemplated in the preceding clauses (e) and (f), the following definitions are hereby added to Section 6.9 of the Investment Agreement in alphabetical order in which they appear and the numbering in Section 6.9 shall be adjusted to give effect to such additional definitions:

“ADI” shall have the meaning set forth in the preamble to Amendment No. 2 to this Agreement.

“ADI Common Stock” means the shares of common stock, par value $0.001 per share, of ADI.

“ADI Preferred Stock” means the shares of preferred stock, par value $0.001 per share, of ADI, designated as Series A Cumulative Convertible Participating Preferred Stock.

“CD&R II” shall have the meaning set forth in the preamble to Amendment No. 2 to this Agreement.

“Existing Permitted Loan” means a loan made to the Purchaser Parties that is outstanding as of March 1, 2026 that satisfies the requirements of Section 4.7(d) of this Agreement as it was in effect as of March 1, 2026, including that such loan is not a Margin Loan.

“Qualified Tax Advisor” means any nationally recognized Law or accounting firm in the United States that is reasonably acceptable to the Company.

“Remain-Co” shall have the meaning set forth in Section 6.19.

“Remain-Co Preferred Stock” shall have the meaning set forth in Section 6.19.

“Spin-Co” shall have the meaning set forth in Section 6.19.

“Spin-Co Preferred Stock” shall have the meaning set forth in Section 6.19.

“Tax-Free Status of the Transactions” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” has the meaning set forth in the Separation Agreement.

“Unqualified Tax Opinion” means, with respect to a Transfer, an unqualified “will” opinion of a Qualified Tax Advisor, in form and substance satisfactory to the Company in its sole discretion, addressed to the Company and on which the Company may rely to the effect that such Transfer, when taken together with any prior Transfers or related transactions, if any, will not affect the Tax-Free Status of the Transactions. Any such tax opinion must assume that the Spin-Off would have qualified for the Tax-Free Status of the Transactions if the Transfer in question did not occur.

i.	For purposes of the notice provisions of Section 6.6(a) of the Investment Agreement, the reference to “Purchaser” thereunder shall be deemed to refer to both Purchaser and CD&R II.

j.	Schedule A to the Investment Agreement is hereby deleted in its entirety.

2. The Investment Agreement. The Investment Agreement, as amended hereby, shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. Upon and following the execution and delivery of this Amendment, any reference to the Investment Agreement shall mean the Investment Agreement as amended or modified hereby. This Amendment shall automatically terminate and shall be void without any further liability of any party hereto if the Separation Agreement is terminated prior to the date hereof in accordance with its terms for any reason.

3. Joinder. By its signature below, CD&R II hereby becomes a party to and bound by the Investment Agreement as of the date of the Amendment and shall be considered a party and “Purchaser Party” thereunder.

4. Miscellaneous. The provisions of Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.9 (other than in respect of the definitions amended pursuant to the terms hereof), 6.11, and 6.15 of the Investment Agreement are hereby incorporated by reference and shall apply to this Amendment mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

COMPANY:

RESIDEO TECHNOLOGIES, INC.

By:	/s/ Joshua Foster
Name:	Joshua Foster
Title:	Vice President, Deputy General Counsel
and Assistant Secretary

CD&R CHANNEL HOLDINGS, L.P.

By:	CD&R Investment Associates XII, Ltd.
Its:	General Partner

By:	/s/ Rima Simson
Name:	Rima Simson
Title:	Vice President, Treasurer and Secretary

CD&R CHANNEL HOLDINGS II, L.P.

By:	CD&R Investment Associates XII, Ltd.
Its:	General Partner

By:	/s/ Rima Simson
Name:	Rima Simson
Title:	Vice President, Treasurer and Secretary

CLAYTON, DUBILIER & RICE FUND XII, L.P.

By:	CD&R Associates XII, L.P., its general partner

By:	CD&R Investment Associates XII, Ltd. its general partner

By:	/s/ Rima Simson
Name:	Rima Simson
Title:	Vice President, Treasurer and Secretary